CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We  consent  to the  references  to  our  firm  under  the  captions  "Financial
Highlights" in the Prospectus dated March 1, 2000, and "Reports to Shareholders," "Independent Auditors" and "Financial Statements" in the Statement of Additional Information dated March 1, 2000, of the Neuberger Berman Income Funds, and to the incorporation by reference of our reports dated
December 3, 1999 with respect to the financial statements and financial highlights of the Neuberger Berman Income Funds and the Neuberger Berman Income Managers Trust included in the October 31, 1999 Annual Reports to Shareholders dated March 1, 2000, which Prospectus and Statement of Additional Information are incorporated by reference in the Combined Proxy Statement and Prospectus included in this Registration Statement on Form N-14 (File No. 2-85229) of Neuberger Berman Income Funds.

                                ERNST & YOUNG LLP

Boston, Massachusetts
June 23, 2000